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                                                                    EXHIBIT 10.6

                                 EXECUTION COPY
                                 --------------
                                (August 31, 2001)


                SEVERANCE, RELEASE AND STOCK REDEMPTION AGREEMENT

         This Severance, Release and Stock Redemption Agreement (this "Agreement") is made and entered into as of the 31st day of August, 2001, by and among Donald C. Stroup (the "Executive"), SouthFirst Bancshares, Inc. (the "Company") and First Federal of the South (the "Bank") (the Company and each its subsidiaries, including the Bank, collectively referred to herein as the "SouthFirst Entities").

                              W I T N E S S E T H:
                               - - - - - - - - - -

         WHEREAS, Executive has heretofore been employed as the President and Chief Executive Officer of each of the Company and the Bank; and

         WHEREAS, the Company, the Bank and Executive have agreed it is in their mutual best interests that Executive resign from all positions held with the Company and its affiliates, on the terms set forth herein, effective as of the date hereof (the "Termination Date").

         NOW, THEREFORE, for and in consideration of the above premises, the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

         1.       Termination of Employment.

         (a) Executive hereby resigns, effective as of the Termination Date, all positions he holds as an employee of the Company and the Bank.

         (b) The Employment Agreement (the "Company Employment Agreement") entered into by and between the Company and Executive, dated as of October 1, 2000, is hereby terminated and shall no longer be of any force or effect.

         (c) The Employment Agreement (the "Bank Employment Agreement") entered into by and between the Bank and Executive, dated as of October 1, 2000, is hereby terminated and shall no longer be of any force or effect.

         (d) Notwithstanding anything to the contrary contained herein, the Deferred Compensation Agreement entered into by and between the Bank and Executive, dated as of November 16, 1994, shall continue in effect on and after the date hereof.


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         2.       Resignation from Board of Directors.

         Executive hereby resigns, effective as of the Termination Date, from the Board of Directors of each of the Company and the Bank and of any other Board of Directors of any affiliate of the Company of which Executive is a member.

         3.       Payments.

         (a)      Stock Redemption.

                  1. Purchase Price. The Company agrees to purchase from Executive, and Executive agrees to sell, assign, transfer and deliver to the Company 44,942 shares of common stock of the Company owned by Executive (the "Subject Shares"), for an aggregate cash purchase price equal to the sum of (i) $150,000 and (ii) the product of (x) the most recent closing price of the Company's common stock as of the Closing Date, as reported by the American Stock Exchange, and (y) 44,942.

                  2. Closing. The closing of the stock redemption provided for herein (the "Closing") shall take place at the offices of the Company at 126 North Norton Avenue, Sylacauga, Alabama, beginning at 10:00 a.m. on September 14, 2001 (the "Closing Date"), or at such other time and place mutually agreed upon by Executive and the Company prior to September 14, 2001.

                  3. Representations and Warranties of Executive; Indemnification. Executive hereby represents and warrants that Executive owns the Subject Shares free and clear of all liens, encumbrances, equities, restrictions, claims and obligations of every kind and character whatsoever. Executive covenants and agrees to defend his title to the Subject Shares against any and all claims and agrees to indemnify, defend and hold harmless the Company and its officers, directors, employees and shareholders and their respective representatives, successors and assigns from and against any and all losses, damages, claims, demands, liabilities and obligations resulting, or alleged to result from, any breach of the foregoing representations and warranties or any claims or demands which if proven would result in a breach of the foregoing representations and warranties. The foregoing representations and warranties shall survive the Closing.

                  4. Stock Certificates. At the Closing, Executive shall deliver the certificate(s) evidencing the Subject Shares to the Company duly endorsed or accompanied by a duly executed stock power.

                  5. Additional Stock Redemption. The Company agrees to purchase from Executive, and Executive agrees to sell, assign, transfer and deliver to the Company, as soon as practicable following September 30, 2001, those shares of common stock of the Company credited to the 401(k) plan of Executive for the Company's fiscal year ended September 30, 2001, at a per share price equal to the


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         most recent closing price of the Company's common stock as of the closing date of such purchase and sale, as reported by the American Stock Exchange

         (b) Legal Fees. The Company shall pay to Executive's counsel a cash amount equal to the lesser of (x) the amount of all legal fees and expenses incurred by Executive during the period from July 15, 2001 through the date of this Agreement in connection with his employment with the Company and the Bank; or (y) $10,000. The Company shall make such payment to Executive's counsel not later than the tenth business day following the receipt by the Company from Executive of a copy of one or more invoices for such legal services.

         (c) Dividend Incentive Plan. The Company agrees to waive any right to reimbursement from Executive of any amounts paid to Executive pursuant to the Company's Dividend Incentive Plan; provided, however, that the maximum amount waived by the Company pursuant to this Subsection (c) shall be $22,500.

         (d) Company Automobile. The Company shall cause title to the automobile presently being provided by the Company for Executive's use to be transferred to Executive.

         (e) Full Settlement. The payments to be made by the Company to Executive pursuant to this Section 3 shall be exclusive and in lieu of any other compensation, benefits, severance pay or other remuneration or claims arising in connection with Executive's employment relationship with the Company or the Bank or the termination of either such relationship.

         4.       Confidentiality.

         (a) Executive agrees that Executive will hold in a fiduciary capacity for the benefit of the SouthFirst Entities, and shall not directly or indirectly use or disclose, except as authorized by the Company in writing, as required by law or at the request of any regulatory agency, any Confidential Information, as defined hereinafter, that Executive may have acquired (whether or not developed or compiled by Executive and whether or not Executive was authorized to have access to such Confidential Information) during the term of the Executive's employment with the Company or the Bank. The term "Confidential Information" as used in this Agreement shall mean and include any information, data and know-how relating to the business of any of the SouthFirst Entities that is disclosed to Executive or known by him as a result of his relationship with the Company or the Bank and not generally within the public domain (whether constituting a trade secret or not), including without limitation, the following information:

                  (i) financial information, such as earning, assets, debts, prices, fee structure, volumes of purchases or sales or other financial data, relating to any SouthFirst Entity generally, or to particular products, services, geographic areas, or time periods;

                  (ii) supply and service information, such as information concerning the goods and services utilized or purchased by any SouthFirst Entity, the names and addresses of suppliers, terms of supply or service contracts, or of particular transactions, or related information about potential suppliers, to the extent that


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         such information is not generally known to the public, and to the extent that the combination of suppliers or use of a particular supplier, though generally known or available, yields advantages to any SouthFirst Entity the details of which are not generally known;

                  (iii) marketing information, such as details about ongoing or proposed marketing programs or agreements by or on behalf of any SouthFirst Entities, marketing forecasts or results of marketing efforts or information about impending transactions;

                  (iv) personnel information, such as employees' personal or medical histories, compensation or other terms of employment, actual or proposed promotions, hiring, resignations, disciplinary actions, terminations or reasons therefor, training methods, performance, or other personnel information;

                  (v) customer information, such as any compilation of past, existing or prospective customers, customer proposals or agreements between customers any SouthFirst Entity, status of customer accounts or credit, or related information about actual or prospective customers; and

                  (vi) plans, processes, tools, mechanisms, compounds, technology and know-how used or useful to any SouthFirst Entity in the conduct of its business.

         The term "Confidential Information" does not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right of any SouthFirst Entity or the customer to which such information pertains.

         (b) The covenant contained in this Section 4 shall survive the Termination Date for a period of 12 months; provided, however, that with respect to those items of Confidential Information which constitute a trade secret under applicable law, the Executive's obligations of confidentiality and non-disclosure as set forth in this Section 4 shall continue to survive after said 12 month period to the greatest extent permitted by applicable law. These rights of the Company and the Bank are in addition to those rights the Company and the Bank have under the common law or applicable statutes for the protection of trade secrets.

         5.       Non-Solicitation of Employees.

         Executive agrees that he will for a period of 12 months following the Termination Date, refrain from recruiting or hiring, or attempting to recruit or hire, directly or by assisting others, any employee of any SouthFirst Entity.

         6.       Non-Solicitation of Customers.

         Executive agrees that he will not take any customer lists of any SouthFirst Entity and that he will, for a period of 12 months following the Termination Date, refrain from soliciting or


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attempting to solicit directly or by assisting others, any business from the customers of any SouthFirst Entity, including actively sought prospective customers, with whom the Executive had material contact during his employment for purposes of providing banking services or other products or services competitive with those sold or provided by any SouthFirst Entity if any SouthFirst Entity is then still engaged in such business. This restriction shall apply only to the geographical areas in which Executive has had material contact with customers.

         7.       Material Contact.

         For the purposes of this Agreement, "material contact" exists between Executive and each customer or potential customer: (i) with whom Executive dealt; (ii) whose dealings with a SouthFirst Entity were coordinated or supervised by Executive; or (iii) about whom Executive obtained confidential information in the ordinary course of business as a result of Executive's association with the Company or the Bank.

         8.       Tolling of Period of Restraint.

         Executive hereby expressly agrees that any violation of the restraints set forth in Sections 4 through 6 shall automatically toll and suspend the period of the restraint for the amount of time that the violation continues.

         9.       Acknowledgments.

         The Executive hereby acknowledges and agrees that the restrictions contained in Sections 4 through 6 are fair and reasonable and necessary for the protection of the legitimate business interests of the Company. Executive acknowledges that the Executive will be able to earn a livelihood without violating the restrictions contained in Sections 4 through 6.

         10.      Rights to Materials.

         All records, files, memoranda, reports, price lists, customer lists, drawings, plans, sketches, documents and the like (together with all copies thereof) relating to the business of any SouthFirst Entity, which Executive shall have used or prepared or come in contact with in the course of, or as a result of, his employment shall, as between the parties hereto, remain the sole property of such SouthFirst Entity. Upon the termination of his employment or upon the prior demand of the Company, the Executive shall immediately return all such materials and shall not thereafter cause removal thereof from the premises of any SouthFirst Entity.

         11.      Non-Disparagement; Required Assistance.

         (a) Executive will not make any statements or take any actions that reasonably could be expected to damage the reputation or business of any SouthFirst Entity, including, without limitation, any action or statement which may induce any customers to cease doing business with any SouthFirst Entity. The Company


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and the Bank agree not to make any statements or take any actions that reasonably could be expected to damage the reputation of Executive. The Company and the Bank agree, in the event either receives inquiries about Executive from third parties, that the Company and the Bank will provide only a neutral reference which will consist of the confirmation of the fact and dates of Executive's prior employment, the positions which he held, and his job duties and responsibilities. Notwithstanding anything to the contrary contained herein, no party hereto shall be prohibited from providing any information as required by law or at the request of any regulatory agency.

         (b) Executive hereby agrees that, Executive, upon the reasonable request of the Company, will provide assistance to the Company with respect to corporate and regulatory matters in which he was involved or which he was responsible, including required communications and disclosures to existing or prospective shareholders of the Company.

         12.      Withholding.

         Notwithstanding any other term or provision of this Agreement, all amounts payable by the Company hereunder shall be subject to withholding of such sums related to taxes as the Company may reasonably determine it should withhold pursuant to applicable law or regulation.

         13.      Release.

         The Executive, for himself, his successors and assigns, does hereby, now and forever, fully and finally release, acquit and discharge the Company and the Bank and their respective agents, employees, affiliated companies, subsidiaries, successors and assigns, and all other persons who are or might be liable, from all past, present and future claims of any kind or character, and all liability now accrued or hereafter to accrue, which the Executive has or might have against them or any of them, on account of or because of, all damages, claims, causes of action, demands and/or losses which relate in any way whatsoever to the Executive's employment with the Company or the Bank or the termination thereof, including, but not limited to, pursuant to the Bank Employment Agreement and the Company Employment Agreement. It is further understood and agreed that this Agreement is intended to be a total accord, settlement and satisfaction of any and all claims which Executive has or may have had against any released party, including, but not limited to, any and all claims arising under the Age Discrimination Employment Act, 29 U.S.C. ss. 621, et. seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. ss. 2000(e), et. seq., the Civil Rights Act of 1991, or any other applicable state or federal laws. The Executive acknowledges that the execution of this Agreement, including the general release set forth above, is knowing and voluntary and that Executive understands this Agreement, including the general release. Executive further acknowledges that he does not waive rights or claims that may arise after the date this Agreement is executed and that claims waived and released by this Agreement have been so waived and released in exchange for consideration in addition to anything of value to which Executive is already entitled. Further, Executive acknowledges that he has been advised to consult with an attorney prior to executing this Agreement and that he has in fact had an opportunity to consult with an attorney with respect to the terms of this Agreement, including the general release set forth above. Executive covenants never to file any lawsuit or claim, or permit to be prosecuted any lawsuit or claim, that is released by this Agreement. If Executive violates this covenant, Executive agrees to pay all costs incurred by the Company or the Bank or any affiliated or related parties or the directors or


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employees of any of them, including reasonable attorneys' fees in defending against any such claim.

         14.      Severability.

         Except as noted below, should any provision of this Agreement be declared or determined by any court of competent jurisdiction to be unenforceable or invalid for any reason, the validity of the remaining parts, terms or provisions of this Agreement shall not be affected thereby and the invalid or unenforceable part, term or provision shall be deemed not to be a part of this Agreement. The covenants set forth in this Agreement are to be reformed pursuant to Section 16 if held to be unreasonable or enforceable, in whole or in part, and, as written and as reformed, shall be deemed to be part of this Agreement.

         15.      Reformation.

         If any of the covenants or promises of this Agreement are determined by any court of law or equity, with jurisdiction over this matter, to be unreasonable or unenforceable, in whole or in part, as written, Executive hereby consents to and affirmatively requests that said court reform the covenant or promise so as to be reasonable and enforceable and that said court enforce the covenant or promise as so reformed.

         16.      Injunctive Relief.

         Executive understands, acknowledges and agrees that in the event of a breach or threatened breach of any of the covenants and promises contained in Sections 4, 5, 6, 10 or 11, the Company will suffer irreparable injury for which there is no adequate remedy at law and the Company will therefore be entitled to injunctive relief enjoining said breach or threatened breach. The Executive further acknowledges, however, that the Company shall have the right to seek a remedy at law as well as or in lieu of equitable relief in the event of any such breach.

         17.      Confidentiality of Terms of this Agreement.

         The existence and terms of this Agreement, and all negotiations relating thereto, shall be kept confidential by the parties hereto and shall not be disclosed by the parties hereto to any other person or entity. This confidentiality provision shall not prohibit any party hereto from reporting or disclosing information (i) as may be required by law or regulation; (ii) upon the request of any governmental regulatory agency; or (iii) in response to a valid and enforceable subpoena.

         18.      Assignment.

         The terms and provisions of this Agreement shall inure to the benefit of and be binding upon the Company and the Bank and their respective successors and assigns, and upon the Executive and his heirs and personal representatives.


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         19.      Waiver.

         The waiver by any party to this Agreement of a breach of any of the provisions of this Agreement shall not operate or be construed as a waiver of any subsequent or simultaneous breach.

         20.      Applicable Law.

         This Agreement has been entered into in and shall be governed by and construed under the laws of the State of Alabama.

         21.      Headings and Captions.

         The headings and captions used in this Agreement are for convenience of reference only, and shall in no way define, limit, expand or otherwise affect the meaning or construction of any provision of this Agreement.

         22.      Notice.

         Any notice required or permitted to be given pursuant to this Agreement shall be deemed sufficiently given when delivered in person or when deposited in the United States mail, first class postage prepaid to the address set forth on the signature page below or to such other address as a party may have designated with respect to himself or itself by notice given in conformity with this section.

         23.      Gender.

         All pronouns or any variations thereof contained in this Agreement refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

         24.      Attorney's Fees.

         If any party to this Agreement breaches any of the terms of this Agreement, then that party shall pay to the non-defaulting party all of the non-defaulting party's costs and expenses, including attorney's fees, incurred by that party in enforcing the terms of this Agreement.

         25.      Entire Agreement.

         This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersedes any prior agreements or understandings between the parties hereto with respect to such subject matter. No amendment or waiver of this Agreement or any provision hereof shall be effective unless in writing signed by each of the parties.


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         IN WITNESS WHEREOF, each of the parties hereto has executed this
Agreement or caused this Agreement to be executed, as of the day and year first above written.


                                           "COMPANY"

                                           /s/ Allen G. McMillan, III
                                           -------------------------------------
                                           Allen G. McMillan, III
                                           Chairman


                                           "BANK"

                                           /s/ Joe K. McArthur
                                           -------------------------------------
                                           Joe K. McArthur
                                           Chief Financial Officer



                                           "EXECUTIVE"

                                           /s/ Donald C. Stroup
                                           -------------------------------------
                                           Donald C. Stroup



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